Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS SECOND QUARTER EARNINGS,

INCREASED NET INTEREST INCOME AND NET INTEREST MARGIN GROWTH

WAYNE, NJ – July 23, 2009 — Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for second quarter of $15.0 million, $0.06 per diluted common share, compared to second quarter of 2008 earnings of $41.5 million, or $0.31 per diluted common share. Diluted earnings per common share were impacted by a $24.4 million ($0.11 per common share) non-cash charge due to the change in the fair value of junior subordinated debentures carried at fair value, a $6.5 million ($0.03 per common share) industry-wide FDIC special assessment, and accrued preferred stock dividends and accretion totaling $5.8 million ($0.04 per common share) for the second quarter of 2009. All common per share data presented was adjusted to reflect the stock dividend issued on May 22, 2009.

The following performance highlights and significant events occurred during the second quarter of 2009:

•

The net interest margin on a fully tax equivalent basis increased by 17 basis points to 3.52 percent mainly due to a $3.6 million increase in net interest income on a fully tax equivalent basis. Net interest income improved over the linked quarter as our cost of funds declined $5.8 million. See “Net Interest Income and Margin” section below for more details.

•

Total loans past due 30 days or more on our entire loan portfolio of $9.6 billion were 1.49 percent at June 30, 2009 compared to 1.34 percent at March 31, 2009. Our commercial mortgage portfolio had loans past due 30 days or more totaling 1.24 percent at June 30, 2009 compared to 1.35 percent at March 31, 2009.

•

At June 30, 2009, our home equity and residential mortgage loan portfolios totaling approximately 23,000 individual loans had only 134 loans past due 30 days or more compared to 123 loans at March 31, 2009. These delinquencies totaled $31.3 million, or 1.18 percent of $2.6 billion in total home equity and residential mortgage loans at June 30, 2009. See “Credit Quality” section below for more details.

•

On June 3, 2009, we repurchased from the U.S. Department of the Treasury 75,000 out of the 300,000 shares of our Series A Fixed Rate Cumulative Perpetual Preferred Stock that were issued to the Treasury on November 14, 2008 under the Capital Purchase Program. The aggregate purchase price for the repurchased preferred shares was approximately $75.2 million (including accrued and unpaid dividends) and resulted in an accelerated accretion charge of $1.9 million to retained earnings in the second quarter of 2009 based on the difference between the par value of $75 million and the carrying value of $73.1 million.

Valley National Bancorp (NYSE: VLY)

2009 Second Quarter Earnings

July 23, 2009

•

Our regulatory capital ratios continue to reflect Valley’s strong capital position. The Company’s total risk-based capital, Tier I capital, and leverage capital were 12.94 percent, 11.09 percent, and 8.74 percent, respectively at June 30, 2009.

•

Valley extended over $450 million in new credit to quality existing and new customers during the second quarter. However, the overall loan portfolio declined 8.9 percent on an annualized basis mainly due to management’s decision to sell most refinanced and new residential mortgage loan originations in the secondary market, as well as continued declines in our automobile portfolio caused by the lack of consumer demand and our high underwriting standards.

•

Valley engaged in minimal trading activities during the period. Net income included net trading losses of $18.6 million for the second quarter of 2009 mainly consisting of a $24.4 million non-cash charge on the change in the fair value of the junior subordinated debentures carried at fair value, partially offset by $4.2 million in mark to market gains on the fair value of trading securities and $1.6 million in realized gains on sales of trading securities. As of June 30, 2009, the junior subordinated debentures carried at fair value had a carrying value of $150.7 million and an unpaid contractual principal balance of $157.0 million.

•

We accrued and expensed a $6.5 million FDIC special assessment equal to 5 basis points of our total assets minus Tier 1 capital as of June 30, 2009. The FDIC indicated an additional special assessment in 2009 is probable, but the amount is uncertain at this time.

•

Valley recorded other-than-temporary impairment charges totaling $2.4 million ($1.5 million after taxes) for estimated credit losses on four private label mortgage backed securities classified as available for sale during the second quarter of 2009. After the write downs, these four securities had a combined book value and carrying value of $46.9 million and $41.6 million, respectively, at June 30, 2009.

•

On June 8, 2009, we entered into an equity distribution agreement to sell from time to time up to 5.67 million shares of our no par value common stock. Under the agreement, we issued approximately 43 thousand shares at a weighted average price of $12.29 during June 2009. From June 8, 2009 to June 30, 2009, Valley’s common stock traded at prices between $12.64 and $10.81 as reported by the New York Stock Exchange.

•

Effective June 26, 2009, Valley’s Dividend Reinvestment Plan was enhanced to allow our common stockholders to purchase additional shares of Valley National Bancorp common stock utilizing optional cash payments up to $100,000 per quarter, in addition to the reinvestment of all or part of their cash dividends. Shares purchased under this plan will be issued directly from Valley or in open market transactions as directed by Valley. No new common shares were issued under this plan during the second quarter of 2009.

Chairman’s Comments

Gerald H. Lipkin, Chairman, President and CEO noted that, “The recession continues to impact our economy and all entities, especially financial institutions. Mindful of these conditions, management is

Valley National Bancorp (NYSE: VLY)

2009 Second Quarter Earnings

July 23, 2009

pleased with Valley’s operating performance and the level of loan delinquencies which remain below most of our peers. As reflected in our net interest income and margin, we continue to manage our marginal cost of funds with a similar discipline used in managing our loan portfolio. Excluding the non-cash charge of $24.4 million and the $6.5 million FDIC special assessment charge our net income was good given the current operating conditions.

Total delinquencies 30 days or more past due for the entire loan portfolio were 1.49 percent, of which only 0.80 percent are greater than 90 days past due or non-accrual loans. Delinquencies on our commercial mortgage portfolio remain well controlled mainly due to our underwriting standards which typically require a combination of strong cash flow, substantial down payment, and personal guarantees.

Despite our acceptable loan performance to date, we recorded a $13.1 million provision for credit losses during the quarter, approximately $4.8 million greater than net charge-offs. The addition to our reserves was, among other things, to provide for the potential risk of loan deterioration resulting from a continued downturn in the U.S. economy. The allowance for credit losses as a percentage of total loans increased 7 basis points to 1.06 percent at June 30, 2009 as compared to March 31, 2009 and increased 22 basis points compared to June 30, 2008.

During the second quarter we repurchased 25 percent of our preferred shares issued to the Treasury after careful analysis of the results from our stress test on Valley’s balance sheet and earnings. This reduction in our preferred shares should increase net income available to our common stockholders in future periods as preferred dividends will decline. Management will continue to assess the changes in the economic environment, Valley’s credit risk, capital position, and other factors prior to any future redemption requests.

We continue to serve our customers, our communities and our stockholders during these difficult times. We believe our commitment to quality loans and consistent underwriting standards should allow us to prevail as the economy continues to work through the recession.”

Credit Quality

Given the state of the U.S. economy and the current level of our loan delinquencies and losses relative to our peers, management believes that our credit quality remains good. Our focus has been and continues to be on traditional lending, utilizing our time-tested underwriting approach. With a loan portfolio totaling approximately $9.6 billion, net loan charge-offs for the second quarter of 2009 were $8.2 million compared to $7.2 million for the first quarter of 2009, and $4.9 million for the second quarter of 2008.

Valley National Bancorp (NYSE: VLY)

2009 Second Quarter Earnings

July 23, 2009

Valley’s allocated reserves for the commercial loan portfolio increased $5.9 million or 39 basis points as a percentage of the portfolio during the period due to increases in reserves for non-accrual loans and other factors identified by management. The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category:

	June 30, 2009		March 31, 2009		June 30, 2008
	Allowance Allocation	Allocation as a % of loan category	Allowance Allocation	Allocation as a % of loan category	Allowance Allocation	Allocation as a % of loan category
Loan category:

Commercial*	$53,721	2.92%	$47,796	2.53%	$35,330	2.10%

Mortgage:
Construction	14,856	3.10%	15,621	3.10%	11,676	2.92%
Residential mortgage	4,911	0.24%	4,750	0.22%	3,364	0.15%
Commercial mortgage	10,398	0.31%	9,824	0.29%	10,177	0.40%

Total mortgage loans	30,165	0.51%	30,195	0.50%	25,217	0.49%

Consumer:
Home equity	1,686	0.29%	1,702	0.28%	1,549	0.29%
Other consumer	10,721	0.86%	11,419	0.86%	10,041	0.61%

Total consumer loans	12,407	0.67%	13,121	0.68%	11,590	0.53%

Unallocated	6,024	NA	6,365	NA	3,812	NA

	$102,317	1.06%	$97,477	0.99%	$75,949	0.84%

*	Includes the reserve for unfunded letters of credit.

Total non-performing assets, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, totaled $66.4 million, or 0.69 percent of loans at June 30, 2009 compared to $57.0 million, or 0.58 percent of loans at March 31, 2009. Non-accrual loans increased $10.3 million at June 30, 2009 as compared to March 31, 2009, while OREO and other repossessed assets declined a combined $895 thousand over the same period. The increase in non-accrual loans was mostly due to three commercial mortgage loans totaling $5.9 million and one $2.6 million commercial loan.

Loans past due 90 days or more and still accruing increased $6.0 million to $19.5 million, or 0.20 percent of total loans at June 30, 2009 compared to $13.5 million, or 0.14 percent at March 31, 2009. The increase was mainly due to one commercial loan and four commercial mortgage loans with a combined total of $3.6 million, as well as ten additional residential mortgage loans totaling $2.0 million. The increase in loan delinquencies reflects the difficult economic climate, however, we believe our high underwriting policies continue to mitigate much of the potential impact of the economic environment as we view our overall delinquencies as relatively small in comparison to many other financial service providers.

Troubled debt restructured loans, with modified terms and not reported as loans 90 days or more past due and still accruing or non-accrual, increased $14.1 million to $21.9 million at June 30, 2009 as compared to $7.8 million at March 31, 2009, primarily due to one aviation related commercial loan relationship.

Loans and Deposits

During the quarter, loans decreased $219.6 million to approximately $9.6 billion at June 30, 2009. The linked quarter decrease was mainly comprised of decreases in residential mortgage, automobile,

Valley National Bancorp (NYSE: VLY)

2009 Second Quarter Earnings

July 23, 2009

commercial and construction loans of $104.4 million, $80.0 million, $49.7 million and $25.1 million, respectively, partially offset by a $52.0 million increase in commercial mortgage loans. The decline and lack of growth in the residential mortgage loan portfolio continued during the second quarter of 2009 as expected by management. The decrease was due to our sale of most refinanced loans and new loan originations in the secondary market based on the current level of interest rates and our management strategies for balance sheet and interest rate risk. Our automobile loan portfolio has declined for four consecutive quarters mainly due to low consumer demand for such products, as well as Valley’s move to further strengthen its already conservative auto loan underwriting standards in light of current economic conditions. The decline in commercial loans is mainly due to a slowdown in new commercial loan activity and a slight decrease in usage of commercial lines of credit by our customers. Construction loans decreased due to normal incremental paydowns on existing loans coupled with lower new loan volume due to the slowdown in the housing market. Commercial mortgage loans continue to modestly increase quarter over quarter as we benefit from the dislocation in the credit markets for new loans with quality borrowers. We may experience further declines in automobile and residential mortgage loans during 2009 if the recession continues and we maintain our current asset/liability management strategies.

During the quarter, deposits decreased $98.1 million to approximately $9.3 billion at June 30, 2009. At June 30, 2009, time deposits decreased $512.8 million, partially offset by increases in savings, NOW, and money market deposits and non-interest bearing deposits totaling $287.3 million and $127.4 million, respectively, as compared to March 31, 2009. Time deposits declined 14.0 percent during the second quarter as management chose to be less competitive on interest rates to retain certificates of deposit due to growth in other deposits and a decline in overall loan volumes. The increases in both non-interest bearing and savings, NOW, and money market deposits were mainly due to higher customer balances which may be reflective of the surge in the U.S. household savings rate caused in part by the economic recession. We also continued to see some migration of customer repo sweep account balances (recorded as short-term borrowings) into these accounts due to lower interest rates.

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $114.4 million for the second quarter of 2009, an increase of $10.5 million from the same quarter of 2008 and an increase of $3.6 million from the linked quarter ended March 31, 2009. The linked quarter increase was primarily due to lower interest expense caused by maturing high cost time deposits and short-term FHLB advances during the second quarter of 2009 and latter half of the first quarter of 2009. A four basis point increase in the yield on average loans also contributed to the increase in net interest income for the second quarter of 2009. The positive effect of these items on our net interest income was partially negated by a $244.8 million decrease in average loans during the three months ended June 30, 2009.

The net interest margin on a tax equivalent basis was 3.52 percent for the second quarter of 2009, an increase of 17 basis points from 3.35 percent for the linked quarter ended March 31, 2009 and an increase of 4 basis points as compared to the second quarter of 2008. The cost of average interest bearing liabilities declined 13 basis points from the first quarter of 2009 mainly due to a 24 basis point decrease in the cost of average time deposits caused by maturing higher cost certificates of deposit. The yield on average interest earning assets increased by 5 basis points on a linked quarter basis mainly due to a 4 basis point increase in yield on average loans as compared to the three months ended March 31, 2009.

Valley National Bancorp (NYSE: VLY)

2009 Second Quarter Earnings

July 23, 2009

Our cost of total deposits totaled 1.36 percent for the second quarter of 2009 compared to 1.54 percent for the three months ended March 31, 2009. The decrease of 18 basis points was due to lower interest rates on savings, NOW, and money market accounts, maturing high cost certificates of deposit and a $96.8 million increase in average non-interest bearing deposits. The cost of average short-term borrowings decreased by 118 basis points as compared to the first quarter of 2009 as higher cost short-term FHLB advances represented a smaller portion of the average balance. Valley had $200 million in short-term FHLB advances that matured between February and March of 2009 and $100 million that matured in April 2009. Short-term borrowings, primarily consisting of customer repo account balances, did not include FHLB advances at June 30, 2009.

Non-Interest Income (Loss)

Second quarter of 2009 compared with second quarter of 2008

Non-interest income for the second quarter of 2009 decreased $18.3 million to a non-interest loss of $389 thousand as compared to non-interest income of approximately $18.0 million for the quarter ended June 30, 2008 mainly due to net trading losses of $18.6 million in the second quarter of 2009. The net trading losses consisted of a $24.4 million non-cash charge on the change in the fair value of the junior subordinated debentures carried at fair value, partially offset by $4.2 million in mark to market gains on the fair value of trading securities and $1.6 million in realized gains on sales of trading securities. BOLI income decreased $1.5 million as compared to the second quarter of 2008 mainly due to the severe downturn in financial markets and its negative impact on the performance of the underlying investment securities of the BOLI asset. Net impairment losses on securities increased by $1.0 million to $2.4 million for the second quarter of 2009 compared to $1.4 million for the same period of 2008. The 2009 period included, as noted above, other-than-temporary impairment charges for estimated credit losses on four private label mortgage-backed securities and the 2008 period included total other-than-temporary impairment charges on equity securities issued by two financial institutions and one Freddie Mac perpetual preferred security. Net gains on sales of loans increased $2.0 million to $2.4 million for the quarter ended June 30, 2009 mainly due to higher sale volumes. Valley is currently selling most refinanced and new residential mortgage loan originations in the secondary market due to the level of current interest rates.

Second quarter of 2009 compared with first quarter of 2009

Non-interest income for the second quarter of 2009 decreased $31.4 million to a non-interest loss of $389 thousand as compared to non-interest income of $31.0 million for the first quarter of 2009 mainly due to a decline in net trading gains of $31.9 million. The majority of the decrease in net trading gains was caused by a $24.4 million non-cash charge on the change in the fair value of the junior subordinated debentures in the second quarter of 2009, as compared to a $13.8 million non-cash gain recognized on the change in the fair value of these debentures in the first quarter of 2009.

Valley National Bancorp (NYSE: VLY)

2009 Second Quarter Earnings

July 23, 2009

Non-Interest Expense

Second quarter of 2009 compared with second quarter of 2008

Non-interest expense increased approximately $14.1 million to $78.1 million for the quarter ended June 30, 2009 from $64.0 million for the quarter ended June 30, 2008 mainly due to a $10.0 million increase in the FDIC insurance assessment. The majority of the increased assessment consists of a five basis point special assessment (imposed on all insured depository institutions based on assets minus Tier 1 capital as of June 30, 2009) which totaled $6.5 million for Valley. The FDIC insurance assessment also increased due to the depletion of our prior period FDIC acquisition credit, higher normal assessment rates and our election to participate in the FDIC’s Temporary Liquidity Guarantee Program. Salary and employee benefits increased a combined $2.3 million and net occupancy and equipment expense increased $1.6 million as compared to the second quarter of 2008 primarily due to Valley’s acquisition of Greater Community Bancorp and its 16 full-service branches on July 1, 2008, as well as additional staffing at 5 de novo branches opened since June 30, 2008. Management maintains a strong focus on controlling operating expenses as our branch network expands through strategic growth opportunities in our primary markets.

Second quarter of 2009 compared with first quarter of 2009

Non-interest expense increased by $1.2 million, or 1.5 percent to $78.1 million for the second quarter of 2009 from $76.9 million for the linked quarter ended March 31, 2009. The FDIC’s insurance assessment increased $7.1 million from the linked quarter mainly due to a special assessment totaling $6.5 million imposed during the second quarter of 2009. Salary and employee benefits decreased a combined $2.4 million mainly due to staffing efficiencies realized in the second quarter of 2009, as well as lower payroll taxes caused by maximums reached on certain annual tax limits. Amortization of other intangible assets decreased $1.8 million due to a $681 thousand net valuation allowance recovery on the fair value of previously impaired loan servicing rights during the second quarter of 2009 as compared to a $1.1 million impairment charge incurred on loan servicing rights in the first quarter of 2009. Net occupancy and equipment expense decreased $1.2 million mainly as a result of normal seasonal declines in utilities and other maintenance expenses.

Income Tax Expense

Income tax expense was $6.6 million for the second quarter of 2009, reflecting an effective tax rate of 30.4 percent, compared with $9.3 million for the second quarter of 2008, reflecting an effective tax rate of 18.3 percent. The higher effective tax rate for the second quarter of 2009 as compared to the same period of 2008 was primarily the result of lower tax advantaged income (caused by a reduction in BOLI income, and a decrease in non-taxable income and dividends from investment securities), higher state tax expense and a $6.5 million reduction in Valley’s deferred tax asset valuation allowance in the second quarter of 2008.

Income tax expense was $22.8 million for the six months ended June 30, 2009, reflecting an effective tax rate of 30.3 percent, compared with $21.0 million for the six months ended June 30, 2008, reflecting an effective tax rate of 22.4 percent. The higher effective tax rate for the six months ended June 30, 2009 as compared to the same period of 2008 was mainly the result of lower tax advantaged income, higher state tax expense, and the reduction of Valley’s deferred tax asset valuation allowance in the second quarter of 2008.

Valley National Bancorp (NYSE: VLY)

2009 Second Quarter Earnings

July 23, 2009

Management expects that Valley’s adherence to FIN 48 will continue to result in increased volatility in Valley’s future quarterly and annual effective income tax rates because FIN 48 requires that any change in judgment or change in measurement of a tax position taken in a prior annual period be recognized as a discrete event in the period in which it occurs. Factors that could impact management’s judgment include changes in income tax laws and regulations, and tax planning strategies. For the remainder of 2009, Valley anticipates an effective tax rate of approximately 30 percent.

De novo Branch Program

Over the last several years, we have maintained a branch expansion plan which focuses on expanding our presence in the New Jersey counties and towns neighboring our current office locations, as well as in Manhattan, Kings and Queens Counties in New York. We opened three new branch offices during the first half of 2009, including our fourteenth branch in Manhattan, and our sixth and third branches located in Brooklyn and Queens, respectively. Valley anticipates completing eight additional de novo branch projects during the remainder of 2009, including two branch offices in Brooklyn and three branch offices in Queens.

The current downturn in the economy, coupled with the possibility that acquisition opportunities may become available, are expected to slow future branch expansions on a de novo basis. Generally, new branches add future franchise value; however, the additional operating costs and capital requirement will have a negative impact on non-interest expense and net income for several years until the branch operations become individually profitable. To partially mitigate such increases, Valley continuously monitors the profitability and service coverage of its branch network. Based on such analysis, two branch locations in New Jersey, one owned and one leased, were closed during the first quarter of 2009. The owned location is under contract to be sold and such sale is expected to be completed in the third quarter of 2009. The sale will result in an immaterial gain.

About Valley

Valley is a regional bank holding company, headquartered in Wayne, New Jersey, with $14.1 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 195 branches in 132 communities serving 14 counties throughout northern and central New Jersey and Manhattan, Brooklyn and Queens. Valley is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Valley National Bancorp (NYSE: VLY)

2009 Second Quarter Earnings

July 23, 2009

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to those factors disclosed in Valley’s Annual Report on Form 10-K for the year ended December 31, 2008.

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-Tables to Follow-

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended			Six Months Ended
($ in thousands, except for share data)	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008

FINANCIAL DATA:
Net interest income	$113,113	$109,564	$102,578	$222,677	$198,160
Net interest income - FTE (2)	114,403	110,845	103,914	225,248	200,940
Non-interest (loss) income (3)	(389)	30,985	17,954	30,596	37,181
Non-interest expense	78,106	76,946	63,959	155,052	131,437
Income tax expense	6,557	16,238	9,290	22,795	21,038
Net income	14,997	37,384	41,483	52,381	73,066
Dividends on preferred stock and accretion	5,789	4,224	—	10,013	—
Net income available to common stockholders	9,208	33,160	41,483	42,368	73,066
Weighted average number of shares outstanding (4):
Basic	141,804,034	141,775,444	132,252,624	141,789,818	132,219,176
Diluted	141,804,908	141,775,452	132,371,581	141,790,489	132,343,069
Per common share data (4):
Basic earnings	$0.06	$0.23	$0.31	$0.30	$0.55
Diluted earnings	0.06	0.23	0.31	0.30	0.55
Cash dividends declared	0.19	0.19	0.19	0.38	0.38
Book value	7.75	7.73	7.19	7.75	7.19
Tangible book value (1)	5.50	5.48	5.67	5.50	5.67
Closing stock price - high	15.03	18.91	18.39	18.91	18.56
Closing stock price - low	10.95	8.38	15.02	8.38	15.02
CORE ADJUSTED FINANCIAL DATA (1):
Net income available to common stockholders, as adjusted	$10,731	$34,519	$42,324	$45,250	$75,602
Basic earnings per share, as adjusted	0.08	0.24	0.32	0.32	0.57
Diluted earnings per share, as adjusted	0.08	0.24	0.32	0.32	0.57
FINANCIAL RATIOS:
Net interest margin	3.48%	3.31%	3.44%	3.39%	3.37%
Net interest margin - FTE (2)	3.52	3.35	3.48	3.43	3.42
Annualized return on average assets	0.42	1.03	1.28	0.73	1.14
Annualized return on average shareholders’ equity	4.41	10.94	17.20	7.68	15.24
Annualized return on average tangible shareholders’ equity (1)	5.77	14.29	21.76	10.05	19.33
Efficiency ratio (5)	69.29	54.75	53.06	61.22	55.85
CORE ADJUSTED FINANCIAL RATIOS (1):
Annualized return on average assets, as adjusted	0.46%	1.07%	1.31%	0.77%	1.18%
Annualized return on average shareholders’ equity, as adjusted	4.86	11.33	17.55	8.11	15.77
Annualized return on average tangible shareholders’ equity, as adjusted	6.36	14.81	22.20	10.60	20.00
Efficiency ratio, as adjusted	67.83	53.91	52.46	60.13	55.44

Valley National Bancorp

Consolidated Financial Highlights

	Three Months Ended			Six Months Ended
($ in thousands)	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
AVERAGE BALANCE SHEET ITEMS:
Assets	$14,214,185	$14,471,260	$12,960,231	$14,342,013	$12,771,342
Interest earning assets	12,987,850	13,254,991	11,940,528	13,120,683	11,758,613
Loans	9,770,280	10,015,090	8,897,004	9,892,009	8,718,408
Interest bearing liabilities	10,502,379	10,839,876	10,024,260	10,670,195	9,856,732
Deposits	9,369,630	9,379,081	8,353,900	9,374,330	8,267,683
Shareholders’ equity	1,359,500	1,367,247	964,914	1,363,352	959,077
ALLOWANCE FOR CREDIT LOSSES:
Beginning of period	$97,477	$94,738	$75,030	$94,738	$74,935
Provision for credit losses	13,064	9,981	5,800	23,045	9,800
Charge-offs	(9,202)	(8,041)	(5,447)	(17,243)	(10,049)
Recoveries	978	799	566	1,777	1,263

End of period	$102,317	$97,477	$75,949	$102,317	$75,949
Components:
Allowance for loan losses	$100,761	$95,913	$73,729	$100,761	$73,729
Reserve for unfunded letters of credit	1,556	1,564	2,220	1,556	2,220

Allowance for credit losses	$102,317	$97,477	$75,949	$102,317	$75,949

	As of
	June 30, 2009	March 31, 2009	December 31, 2008	June 30, 2008
BALANCE SHEET ITEMS:
Assets	$14,132,031	$14,429,597	$14,718,129	$12,987,718
Loans	9,618,377	9,837,932	10,143,690	9,044,095
Deposits	9,320,447	9,418,591	9,232,923	8,372,403
Shareholders’ equity	1,318,896	1,387,387	1,363,609	951,331
CAPITAL RATIOS:
Tier 1 leverage ratio	8.74%	9.17%	9.10%	7.51%
Risk-based capital - Tier 1	11.09	12.07	11.45	9.51
Risk-based capital - Total Capital	12.94	13.91	13.19	11.25
ASSET QUALITY:
Non-accrual loans	$57,731	$47,388	$33,073	$27,559
Other real estate owned	4,993	5,241	8,278	4,416
Other repossessed assets	3,699	4,346	4,317	4,158

Total non-performing assets (NPAs)	$66,423	$56,975	$45,668	$36,133
Loans past due 90 days or more and still accruing	19,523	13,486	15,557	11,249
Troubled debt restructured loans	21,850	7,757	7,628	8,895
ASSET QUALITY RATIOS:
Non-performing loans as a % of loans	0.60%	0.48%	0.33%	0.30%
NPAs as a % of loans and NPAs	0.69	0.58	0.45	0.40
Loans past due 30 days or more as a % of loans	1.49	1.34	1.06	0.82
Allowance for credit losses to total loans	1.06	0.99	0.93	0.84
Annualized net charge-offs to average loans	0.31	0.29	0.21	0.20

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA

(1)	This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

	Three Months Ended			Six Months Ended
($ in thousands, except for share data)	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Tangible book value per common share
Common shares outstanding	141,843,774	141,775,940	132,274,669	141,843,774	132,274,669

Shareholders’ equity	$1,318,896	$1,387,387	$951,331	$1,318,896	$951,331
Less: Preferred stock	(219,333)	(292,013)	—	(219,333)	—
Less: Goodwill and other intangible assets	(320,043)	(318,907)	(201,738)	(320,043)	(201,738)

Tangible shareholders’ equity	$779,520	$776,467	$749,593	$779,520	$749,593
Tangible book value	$5.50	$5.48	$5.67	$5.50	$5.67

Annualized return on average tangible equity
Net income	$14,997	$37,384	$41,483	$52,381	$73,066

Average shareholders’ equity	1,359,500	1,367,247	964,914	$1,363,352	$959,077
Less: Average goodwill and other intangible assets	(320,434)	(320,635)	(202,410)	(320,534)	(203,104)

Average tangible shareholders’ equity	$1,039,066	$1,046,612	$762,504	$1,042,818	$755,973
Annualized return on average tangible shareholders’ equity	5.77%	14.29%	21.76%	10.05%	19.33%

Adjusted net income available to common stockholders
Net income, as reported	$14,997	$37,384	$41,483	$52,381	$73,066
Add: Impairment charges on investment securities, net	1,523	1,359	841	2,882	1,071

Net income, as adjusted	16,520	38,743	42,324	$55,263	$75,602
Dividends on preferred stock and accretion	5,789	4,224	—	10,013	—

Net income available to common stockholders, as adjusted	$10,731	$34,519	$42,324	$45,250	$75,602

Adjusted per common share data
Net income available to common stockholders, as adjusted	$10,731	$34,519	$42,324	$45,250	$75,602
Average number of basic shares outstanding	141,804,034	141,775,444	132,252,624	141,789,818	132,219,176
Basic earnings, as adjusted	$0.08	$0.24	$0.32	$0.32	$0.57
Average number of diluted shares outstanding	141,804,908	141,775,452	132,371,581	141,790,489	132,343,069
Diluted earnings, as adjusted	$0.08	$0.24	$0.32	$0.32	$0.57

Adjusted annualized return on average assets
Net income, as adjusted	$16,520	$38,743	$42,324	$55,263	$75,602
Average assets	14,214,185	14,471,260	12,960,231	14,342,013	12,771,342
Annualized return on average assets, as adjusted	0.46%	1.07%	1.31%	0.77%	1.18%

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

	Three Months Ended			Six Months Ended
($ in thousands, except for share data)	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Adjusted annualized return on average shareholders’ equity
Net income, as adjusted	$16,520	$38,743	$42,324	$55,263	$75,602
Average shareholders’ equity	1,359,500	1,367,247	964,914	1,363,352	959,077
Annualized return on average shareholders’ equity, as adjusted	4.86%	11.33%	17.55%	8.11%	15.77%

Adjusted annualized return on average tangible shareholders’ equity
Net income, as adjusted	$16,520	$38,743	$42,324	$55,263	$75,602
Average tangible shareholders’ equity	1,039,066	1,046,612	762,504	1,042,818	755,973
Annualized return on average tangible shareholders’ equity, as adjusted	6.36%	14.81%	22.20%	10.60%	20.00%

Adjusted efficiency ratio
Non-interest expense	$78,106	$76,946	$63,959	$155,052	$131,437
Net interest income	113,113	109,564	102,578	222,677	198,160
Non-interest (loss) income	(389)	30,985	17,954	30,596	37,181
Add: Impairment charges on investment securities	2,434	2,171	1,382	4,605	1,737

Gross operating income, as adjusted	$115,158	$142,720	$121,914	$257,878	$237,078
Efficiency ratio, as adjusted	67.83%	53.91%	52.46%	60.13%	55.44%

(2)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(3)	Non-interest income includes net trading gains (losses):

Trading securities	$5,802	$(536)	$(2,158)	$5,266	$(2,562)
Junior subordinated debentures	(24,433)	13,755	1,979	(10,678)	264
FHLB advances	—	—	(122)	—	(1,194)

Total trading (losses) gains, net	$(18,631)	$13,219	$(301)	$(5,412)	$(3,492)

(4)	Share data reflects the five percent common stock dividend issued on May 22, 2009.
(5)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

($ in thousands, except for share data)

	June 30, 2009	December 31, 2008
Assets
Cash and due from banks	$253,206	$237,497
Interest bearing deposits with banks	89,853	343,010
Investment securities:
Held to maturity, fair value of $1,512,779 at June 30, 2009 and $1,069,245 at December 31, 2008	1,575,972	1,154,737
Available for sale	1,319,544	1,435,442
Trading securities	32,821	34,236

Total investment securities	2,928,337	2,624,415

Loans held for sale, at fair value	27,596	4,542

Loans	9,618,377	10,143,690
Less: Allowance for loan losses	(100,761)	(93,244)

Net loans	9,517,616	10,050,446

Premises and equipment, net	271,062	256,343
Bank owned life insurance	302,014	300,058
Accrued interest receivable	57,359	57,717
Due from customers on acceptances outstanding	5,252	9,410
Goodwill	295,631	295,146
Other intangible assets, net	24,412	25,954
Other assets	359,693	513,591

Total Assets	$14,132,031	$14,718,129

Liabilities
Deposits:
Non-interest bearing	$2,333,195	$2,118,249
Interest bearing
Savings, NOW and money market	3,843,513	3,493,415
Time	3,143,739	3,621,259

Total deposits	9,320,447	9,232,923

Short-term borrowings	193,281	640,304
Long-term borrowings	2,971,829	3,008,753
Junior subordinated debentures issued to capital trusts (includes fair value of $150,743 at June 30, 2009 and $140,065 at December 31, 2008 for VNB Capital Trust I)	176,034	165,390

Bank acceptances outstanding	5,252	9,410
Accrued expenses and other liabilities	146,292	297,740

Total Liabilities	12,813,135	13,354,520

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; issued 225,000 shares at June 30, 2009 and 300,000 shares at December 31, 2008	219,333	291,539
Common stock, no par value, authorized 200,430,392 shares; issued 143,766,225 shares at June 30, 2009 and 143,722,114 at December 31, 2008	50,631	48,228
Surplus	1,047,146	1,047,085
Retained earnings	81,785	85,234
Accumulated other comprehensive loss	(33,191)	(60,931)
Treasury stock, at cost (1,922,451 common shares at June 30, 2009 and 1,946,882 common shares at December 31, 2008)	(46,808)	(47,546)

Total Shareholders’ Equity	1,318,896	1,363,609

Total Liabilities and Shareholders’ Equity	$14,132,031	$14,718,129

*	Share data reflects the five percent common stock dividend issued on May 22, 2009.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

($ in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Interest Income
Interest and fees on loans	$141,358	$134,613	$285,213	$270,242
Interest and dividends on investment securities:
Taxable	34,147	36,065	69,492	70,207
Tax-exempt	2,389	2,470	4,761	5,135
Dividends	2,709	2,345	3,982	4,597
Interest on federal funds sold and other short-term investments	218	406	448	1,902

Total interest income	180,821	175,899	363,896	352,083

Interest Expense
Interest on deposits:
Savings, NOW and money market	5,796	11,155	11,683	25,220
Time	26,106	27,162	56,285	57,650
Interest on short-term borrowings	579	2,212	3,130	4,519
Interest on long-term borrowings and junior subordinated debentures	35,227	32,792	70,121	66,534

Total interest expense	67,708	73,321	141,219	153,923

Net Interest Income	113,113	102,578	222,677	198,160
Provision for credit losses	13,064	5,800	23,045	9,800

Net Interest Income after Provision for Credit Losses	100,049	96,778	199,632	188,360

Non-Interest Income
Trust and investment services	1,592	1,744	3,237	3,512
Insurance premiums	2,577	2,264	5,570	5,636
Service charges on deposit accounts	6,563	7,041	13,200	13,622
Gains on securities transactions, net	288	424	251	924

Other-than-temporary impairment losses on securities	—	(1,382)	(5,905)	(1,737)
Portion recognized in other comprehensive income	(2,434)	—	1,300	—

Net impairment losses	(2,434)	(1,382)	(4,605)	(1,737)

Trading losses, net	(18,631)	(301)	(5,412)	(3,492)
Fees from loan servicing	1,193	1,195	2,369	2,447
Gains on sales of loans, net	2,432	391	4,576	724
Gains (losses) on sale of assets, net	175	(8)	349	85
Bank owned life insurance	1,397	2,905	2,768	6,145
Other	4,459	3,681	8,293	9,315

Total non-interest (loss) income	(389)	17,954	30,596	37,181

Non-Interest Expense
Salary expense	31,397	30,138	63,844	60,301
Employee benefit expense	7,938	6,897	17,208	15,852
Net occupancy and equipment expense	14,344	12,775	29,895	26,256
FDIC insurance assessment	10,279	231	13,431	475
Amortization of intangible assets	1,011	1,402	3,827	3,148
Professional and legal fees	2,147	1,897	4,239	4,186
Advertising	322	341	1,167	717
Other	10,668	10,278	21,441	20,502

Total non-interest expense	78,106	63,959	155,052	131,437

Income Before Income Taxes	21,554	50,773	75,176	94,104
Income tax expense	6,557	9,290	22,795	21,038

Net Income	14,997	41,483	52,381	73,066
Dividends on preferred stock and accretion	5,789	—	10,013	—

Net Income Available to Common Stockholders	$9,208	$41,483	$42,368	$73,066

Earnings Per Common Share:*
Basic	$0.06	$0.31	$0.30	$0.55
Diluted	0.06	0.31	0.30	0.55
Cash Dividends Declared Per Common Share*	0.19	0.19	0.38	0.38
Weighted Average Number of Shares Outstanding:*
Basic	141,804,034	132,252,624	141,789,818	132,219,176
Diluted	141,804,908	132,371,581	141,790,489	132,343,069

*	Share data reflects the five percent common stock dividend issued on May 22, 2009.

Valley National Bancorp

($ in thousands)

	For the periods ended
Loan Portfolio	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008
Commercial Loans	$1,838,895	$1,888,564	$1,965,372	$1,905,469	$1,680,337

Mortgage Loans:
Construction	479,294	504,416	510,519	470,006	399,279
Residential Mortgage	2,061,244	2,165,641	2,269,935	2,297,868	2,228,197
Commercial Mortgage	3,399,560	3,347,568	3,324,082	3,204,537	2,564,605

Total Mortgage Loans	5,940,098	6,017,625	6,104,536	5,972,411	5,192,081

Consumer Loans:
Home Equity	585,722	598,467	607,700	600,623	537,913
Credit Card	9,956	9,531	9,916	9,872	9,459
Automobile	1,165,159	1,245,192	1,364,343	1,474,328	1,531,537
Other Consumer	78,547	78,553	91,823	94,578	92,768

Total Consumer Loans	1,839,384	1,931,743	2,073,782	2,179,401	2,171,677

Total Loans	$9,618,377	$9,837,932	$10,143,690	$10,057,281	$9,044,095

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and Net Interest Income on a Tax Equivalent Basis
	Quarter End - 6/30/2009			Quarter End - 3/31/2009			Quarter End - 12/31/2008			Quarter End - 9/30/2008			Quarter End - 6/30/2008
	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets:
Loans (1)(2)	$9,770,280	$141,361	5.79%	$10,015,090	$143,859	5.75%	$10,107,769	$150,810	5.97%	$9,988,829	$151,877	6.08%	$8,897,004	$134,619	6.05%
Taxable investments (3)	2,651,711	36,856	5.56%	2,663,019	36,618	5.50%	2,387,822	33,201	5.56%	2,544,825	36,492	5.74%	2,723,835	38,410	5.64%
Tax-exempt investments (1)(3)	253,104	3,676	5.81%	245,791	3,649	5.94%	252,823	3,765	5.96%	262,079	3,857	5.89%	244,551	3,800	6.22%
Federal funds sold and other interest bearing deposits	312,755	218	0.28%	331,091	230	0.28%	437,565	158	0.14%	25,951	130	2.00%	75,138	406	2.16%

Total interest earning assets	12,987,850	182,111	5.61%	13,254,991	184,356	5.56%	13,185,979	187,934	5.70%	12,821,684	192,356	6.00%	11,940,528	177,235	5.94%
Other assets	1,226,335			1,216,269			1,206,650			1,181,268			1,019,703

Total Assets	$14,214,185			$14,471,260			$14,392,629			$14,002,952			$12,960,231

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$3,701,125	$5,796	0.63%	$3,565,543	$5,887	0.66%	$3,512,391	$8,661	0.99%	$3,766,357	$12,080	1.28%	$3,479,046	$11,155	1.28%
Time deposits	3,411,551	26,106	3.06%	3,653,422	30,179	3.30%	3,551,132	31,600	3.56%	3,228,453	27,902	3.46%	2,981,166	27,162	3.64%
Short-term borrowings	218,281	579	1.06%	454,774	2,551	2.24%	727,550	3,522	1.94%	530,408	2,122	1.60%	555,799	2,212	1.59%
Long-term borrowings (4)	3,171,422	35,227	4.44%	3,166,137	34,894	4.41%	3,163,624	35,421	4.48%	3,218,820	33,664	4.18%	3,008,249	32,792	4.36%

Total interest bearing liabilities	10,502,379	67,708	2.58%	10,839,876	73,511	2.71%	10,954,697	79,204	2.89%	10,744,038	75,768	2.82%	10,024,260	73,321	2.93%
Non-interest bearing deposits	2,256,954			2,160,116			2,096,770			2,058,190			1,893,688
Other liabilities	95,352			104,021			96,335			80,713			77,369
Shareholders’ equity	1,359,500			1,367,247			1,244,827			1,120,011			964,914

Total liabilities and shareholders’ equity	$14,214,185			$14,471,260			$14,392,629			$14,002,952			$12,960,231

Net interest income/interest rate spread (5)		114,403	3.03%		110,845	2.85%		108,730	2.81%		116,588	3.18%		103,914	3.01%

Tax equivalent adjustment		(1,290)			(1,281)			(1,323)			(1,356)			(1,336)

Net interest income, as reported		$113,113			$109,564			$107,407			$115,232			$102,578

Net interest margin (6)			3.48%			3.31%			3.26%			3.59%			3.44%
Tax equivalent effect			0.04%			0.04%			0.04%			0.05%			0.04%

Net interest margin on a fully tax equivalent basis (6)			3.52%			3.35%			3.30%			3.64%			3.48%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)	Net interest income as a percentage of total average interest earning assets.